As filed with the Securities and Exchange Commission on March 31, 2021	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOCUSIGN, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-2183967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
221 Main St., Suite 1550
San Francisco, California 94105
(Address of principal executive offices) (Zip code)
DocuSign, Inc. 2018 Equity Incentive Plan
DocuSign, Inc. 2018 Employee Stock Purchase Plan
(Full title of the plan)
Daniel D. Springer
Chief Executive Officer
DocuSign, Inc.
221 Main St., Suite 1550
San Francisco, California 94105
(Name and address of agent for service)
(415) 489-4940
(Telephone number, including area code, of agent for service)

Copies to:

David A. Bell, Esq. Katherine K. Duncan, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 Telephone: (650) 988-8500	Trâm Phi, Esq. Senior Vice President and General Counsel DocuSign, Inc. 221 Main St., Suite 1550 San Francisco, California 94105 (415) 489-4940

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
-2018 Equity Incentive Plan	9,640,359(2)	$198.01(3)	$1,908,887,485.59	$208,259.62
-2018 Employee Stock Purchase Plan	1,928,071(4)	$168.31(5)	$324,513,630.01	$35,404.44
Total	11,568,430		$2,233,401,115.60	$243,664.06

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 (the “Common Stock”), that become issuable in respect of the securities identified in the above table under the 2018 Equity Incentive Plan (the “2018 Plan”) or 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on February 1, 2021 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on January 31st or (ii) a lesser number of shares as determined by the Registrant’s board of directors.

(3)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $198.01 per share, which is the average of the high and low prices of Common Stock on March 29, 2021, as reported on the Nasdaq Global Select Market.

(4)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on February 1, 2021, pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on February 1st of each year in an amount equal to the lesser of (i) 1% of the total number of shares of the Registrant’s common stock outstanding on January 31st, (ii) 3,800,000 shares, or (iii) a lower number determined by the Registrant’s board of directors.

(5)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $198.01 per share, which is the average of the high and low prices of Common Stock on March 29, 2021, as reported on the Nasdaq Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least eighty-five (85%) of the lower of the fair market value of a share of Common Stock on the first day of trading of the offering period or on the exercise date.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed by DocuSign, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) to register 9,640,359 additional shares of Common Stock reserved for issuance under the 2018 Plan and 1,928,071 additional shares of Common Stock reserved for issuance under the 2018 ESPP pursuant to the provisions of those plans providing for an automatic annual increase in the number of shares reserved for issuance under such plans. This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s earlier registration statements on Form S-8 with the Commission on May 1, 2018 (Registration No. 333-224577), on March 27, 2019 (Registration No. 333-230523) and on March 27, 2020 (Registration No. 333-237444) to the extent not superseded hereby. In accordance with the instructional note to Part I of Form S-8 promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (the “Annual Report”), filed with the Commission on March 31, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on April 24, 2018 (File No. 001-38465) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation	8-K	001-38465	3.1	May 1, 2018
4.2	Amended and Restated Bylaws	8-K	001-38465	3.1	June 2, 2020
4.3	Form of Common Stock Certificate	S-1/A	333-223990	4.1	April 17, 2018
5.1*	Opinion of Fenwick & West LLP
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (reference is made to the signature page hereto)
99.1	2018 Equity Incentive Plan	S-8	333-224577	10.6	May 1, 2018
99.2	Form of Option Agreement and Exercise Notice under 2018 Equity Incentive Plan	S-1	333-223990	10.6	March 28, 2018
99.3	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement under 2018 Equity Incentive Plan	S-1	333-223990	10.7	March 28, 2018
99.4	Form of Performance Stock Unit Grant Notice under 2018 Equity Incentive Plan	10-Q	001-38465	10.1	September 6, 2019
99.5	2018 Employee Stock Purchase Plan	S-8	333-224577	10.9	May 1, 2018

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 31, 2021.

DOCUSIGN, INC.

By:	/s/ Daniel D. Springer
Daniel D. Springer
Chief Executive Officer

    POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel D. Springer, Cynthia Gaylor and Trâm Phi, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel D. Springer	President and Director	March 26, 2021
Daniel D. Springer	(Principal Executive Officer)

/s/ Cynthia Gaylor	Chief Financial Officer	March 26, 2021
Cynthia Gaylor	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mary Agnes Wilderotter	Director	March 26, 2021
Mary Agnes Wilderotter

/s/ James Beer	Director	March 26, 2021
James Beer

/s/ Teresa Briggs	Director	March 26, 2021
Teresa Briggs

/s/ Cain A. Hayes	Director	March 26, 2021
Cain A. Hayes

/s/ Blake J. Irving	Director	March 26, 2021
Blake J. Irving

/s/ Enrique T. Salem	Director	March 26, 2021
Enrique T. Salem

/s/ Peter Solvik	Director	March 26, 2021
Peter Solvik

/s/ Inhi Cho Suh	Director	March 26, 2021
Inhi Cho Suh